Exhibit 4.1

Execution Version

WHITING PETROLEUM CORPORATION

(a Delaware corporation)

$400,000,000 Aggregate Principal Amount of

5.750% Senior Notes due 2021

PURCHASE AGREEMENT

Dated: September 23, 2013

WHITING PETROLEUM CORPORATION

(a Delaware corporation)

$400,000,000 Aggregate Principal Amount of

5.750% Senior Notes due 2021

Purchase Agreement

September 23, 2013

Wells Fargo Securities, LLC,

as Representative of the

several Initial Purchasers listed

in Schedule 1 hereto

c/o Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Ladies and Gentlemen:

Whiting Petroleum Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representative (the “Representative”), $400,000,000 aggregate principal amount of its 5.750% Senior Notes due 2021 (the “Notes”). The Notes will be guaranteed (the “Guarantee”) by Whiting Oil and Gas Corporation, a Delaware corporation (the “Guarantor”). The Notes and the Guarantee are collectively referred to herein as the “Securities.” The Securities will be issued pursuant to an indenture (the “Base Indenture”) dated as of September 12, 2013, among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture to the Base Indenture, dated as of the Closing Date (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will have identical terms, other than with respect to the registration rights referred to herein and restrictions on transfer, as the Company’s previously issued $800,000,000 aggregate principal amount of 5.750% Senior Notes due 2021 (the “Existing Notes”) issued pursuant to the Base Indenture, as supplemented by the Second Supplemental Indenture to the Base Indenture, dated as of September 12, 2013 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Existing Notes Indenture”), but will be issued under the Indenture as a separate class of securities and will therefore not be fungible with the Existing Notes, unless and until such time as they are exchanged for notes issued under the Existing Notes Indenture pursuant to the terms of a Registration Rights Agreement, to be dated the Closing Date (as defined below) (the “Registration Rights Agreement”).

The Securities will be sold to the Initial Purchasers in a transaction not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Securities Act Regulations”), in reliance upon an exemption therefrom. The Company and the Guarantor have prepared a preliminary offering memorandum dated September 23, 2013 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and the Securities. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this purchase agreement (this “Agreement”). The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below), the Recorded Road Show (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Preliminary Offering Memorandum. References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein.

At or prior to 3:15 p.m. (Eastern Standard Time) on September 23, 2013, which is before the time when sales of the Securities were first made (the “Time of Sale”), the following information shall have been prepared (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex A hereto.

Holders of the Securities (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of the Registration Rights Agreement, pursuant to which the Company and the Guarantor will agree to file one or more registration statements with the Commission providing for the registration under the Securities Act of the resale of the Securities or the offer and issuance of the notes to be issued by the Company and guaranteed by the Guarantor under the Existing Notes Indenture containing terms identical to the Securities (except that they will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement) and to be offered to Holders of Securities in exchange for Securities pursuant to the Registration Rights Agreement (the “Exchange Securities”).

The Company and the Guarantor hereby confirm their agreement with the several Initial Purchasers concerning the purchase and resale of the Securities, as follows:

1. Purchase and Resale of the Securities. (a) On the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, the Company agrees to issue and sell the Securities to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, the respective principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 100.000% of the principal amount thereof plus accrued interest on the respective principal amount of Securities from September 12, 2013. The Company will not be obligated to deliver any of the Securities, except upon deposit of cash in the amount of the aggregate purchase price to be paid for all the Securities by the Initial Purchasers pursuant hereto.

(b) The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale Information. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act;

(ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; and

(A) it has not sold the Securities as part of their initial offering except within the United States to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A; or

(B) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except in accordance with the restrictions set forth in Annex E hereto.

(c) Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the “no registration” opinions to be delivered to the Initial Purchasers pursuant to Sections 6(g) and 6(i), Foley & Lardner LLP as counsel for the Company, and Vinson & Elkins LLP, as counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (b) above (including Annex E hereto), and each Initial Purchaser hereby consents to such reliance.

(d) The Company acknowledges and agrees that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.

(e) The Company and the Guarantor acknowledge and agree that each of the Initial Purchasers is acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Guarantor with respect to the offering of Securities and the Guarantee contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or fiduciary to, or an agent of, the Company, the Guarantor or any other person. Additionally, neither the Representative nor any other Initial Purchaser is advising the Company, the Guarantor or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company and the Guarantor shall consult with their own respective advisors concerning such matters and shall be responsible for making their own respective independent investigation and appraisal of the transactions contemplated hereby, and neither the Representative nor any other Initial Purchaser shall have any responsibility or liability to the Company or the Guarantor with respect thereto. Any review by the Representative (whether acting on behalf of the Initial Purchasers or itself) or any other Initial Purchaser of the Company, the Guarantor, and the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representative or such Initial Purchaser, as the case may be, and shall not be on behalf of the Company or the Guarantor.

2. Payment and Delivery.

(a) Payment of the purchase price for, and delivery of one or more global notes representing the Securities (collectively, the “Global Note”) shall be made via facsimile and email and at the office of Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, or at such other place as shall be agreed upon by the Representative and the Company, at 9:00 A.M. (Eastern Daylight Time) on the third (fourth, if the pricing occurs after 4:30 P.M. (Eastern Daylight Time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such date being herein called the “Closing Date” and the time and date of payment and delivery being herein called the “Closing Time.”

(b) Payment for the Securities shall be made by wire transfer in immediately available funds to a bank account designated by the Company, against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of the Initial Purchasers, of one or more Global Note, with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Note will be made available for inspection by the Representative not later than 1:00 p.m., New York City time, on the business day prior to the Closing Date.

3. Representations and Warranties of the Company and the Guarantor. The Company and the Guarantor jointly and severally represent and warrant to each Initial Purchaser as of the date hereof, the Time of Sale and as of the Closing Time that:

(a) Preliminary Offering Memorandum, Time of Sale Information and Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not, the Time of Sale Information, at the Time of Sale, did not, and at the Closing Date, will not, and the Offering Memorandum, in the form first used by the Initial Purchasers to confirm sales of the Securities and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantor make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, the Time of Sale Information or the Offering Memorandum.

(b) Additional Written Communications; Permitted General Solicitations. The Company and the Guarantor (including their agents and representatives, other than the Initial

Purchasers in their capacity as such) have not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to (x) any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company and the Guarantor or their agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information, and (iv) any electronic road show (the “Recorded Road Show”) or other written communications other than any Permitted General Solicitation (as defined below), in each case used in accordance with Section 4(c) or (y) any general solicitation other than any such solicitation (i) listed on Annex A hereto or (ii) in accordance with Section 4(n) hereof (each such solicitation referred to in clause (i) and (ii) a “Permitted General Solicitation”). Each such Issuer Written Communication or Permitted General Solicitation, when taken together with the Time of Sale Information, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantor make no representation and warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in any Issuer Written Communication. Each Issuer Written Communication does not conflict with the Time of Sale Information or the Offering Memorandum.

(c) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Time of Sale Information and the Offering Memorandum, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission thereunder (the “Exchange Act Regulations”), and, when read together with the other information in the Time of Sale Information at the earlier of the time the Time of Sale Information was first used and the date and time of the first contract of sale of Securities in this offering and at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) Financial Statements. The financial statements included in the Time of Sale Information and the Offering Memorandum, together with the related schedules and notes, present fairly in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of income, stockholders’ equity and cash flows of Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Time of Sale Information and the Offering Memorandum present fairly in all material respects in accordance with GAAP the information required to be stated therein. The pro forma financial statements and the related notes thereto included in the Time of Sale Information and the Offering Memorandum present fairly in all material respects the information shown therein, have been prepared in accordance with the

Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. The summary financial information included in each of the Time of Sale Information and the Offering Memorandum present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements incorporated by reference in the Time of Sale Information and Offering Memorandum. The Company’s ratio of earnings to fixed charges set forth in each of the Time of Sale Information and the Offering Memorandum have been calculated in compliance in all material respects with the requirements of Item 503(d) of Regulation S-K under the Securities Act Regulations. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Time of Sale Information and the Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

All disclosures contained in the Time of Sale Information and the Offering Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

(e) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Time of Sale Information and the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, the Guarantor and their respective subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by Company, the Guarantor, or any of their respective subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company, the Guarantor and their respective subsidiaries considered as one enterprise, and (C) except as described in the Time of Sale Information and the Offering Memorandum, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(f) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Information and the Offering Memorandum and to enter into and perform its obligations under this Agreement, the Indenture, the Securities, the Existing Notes Indenture, the Exchange Securities and the Registration Rights Agreement (collectively, the “Transaction Documents”); and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(g) Good Standing of Subsidiaries. The Guarantor has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Information and the Offering Memorandum and to enter into and perform its obligations under the Transaction Documents, and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Time of Sale Information and the Offering Memorandum, all of the issued and outstanding capital stock of the Guarantor has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Guarantor was issued in violation of the preemptive or similar rights of any securityholder of the Guarantor. As of the date of this Agreement, the only subsidiaries of the Company are the Guarantor, Whiting Programs, Inc., Sustainable Water Resources, LLC and Shaw Resources Limited, LLC. The subsidiaries of the Company, other than the Guarantor, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X.

(h) Capitalization. The authorized, issued and outstanding capital stock of the Company is as included or incorporated by reference in the Time of Sale Information and the Offering Memorandum (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Time of Sale Information or the Offering Memorandum). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(i) Authorization and Enforceability of Agreements. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor; and the Registration Rights Agreement has been duly authorized by the Company and the Guarantor and on the Closing Date will be duly executed and delivered by the Company and the Guarantor and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (collectively, the “Enforceability Exceptions”).

(j) The Securities. The Notes to be purchased by the Initial Purchasers from the Company will be in the form contemplated by the Indenture, have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Company and, when issued and authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions, and will be entitled to the benefits of the Indenture. The Guarantee of the Notes will be in the respective forms contemplated by the Indenture, have been duly authorized by the Guarantor for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Guarantor and, when the Notes have been issued and authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and legally binding obligations of the Guarantor, enforceable in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(k) The Exchange Securities. On the Closing Date, the Exchange Securities (including the related guarantee thereof by the Guarantor) will have been duly authorized by the Company and the Guarantor and, when duly executed, authenticated, issued and delivered in accordance with the Existing Notes Indenture and as contemplated by the Registration Rights Agreement, will constitute valid and legally binding obligations of the Company, as issuer, and the Guarantor, as guarantor, respectively, enforceable against the Company and the Guarantor in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions, and will be entitled to the benefits of the Existing Notes Indenture.

(l) The Existing Notes Indenture. The Existing Notes Indenture has been duly qualified under the Trust Indenture Act. Each of the Base Indenture and the Second Supplemental Indenture has been duly authorized by the Company and the Guarantor and has been duly executed and delivered by the Company and the Guarantor and constitutes a valid and legally binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.

(m) The Third Supplement Indenture. The Third Supplemental Indenture has been duly authorized by the Company and the Guarantor and, when duly executed and delivered in accordance with its terms by each of the parties thereto, the Third Supplemental Indenture will constitute a valid and legally binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions; and on the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act, and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(n) Description of Transaction Documents. The Transaction Documents will, and the Existing Notes Indenture does, conform in all material respects to the descriptions thereof in the Time of Sale Information and the Offering Memorandum under the captions “Description of the Notes.”

(o) Regulations T, U and X. None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act or the Exchange Act Regulations, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

(p) Absence of Defaults and Conflicts. Neither the Company, the Guarantor, nor any of their respective subsidiaries is (A) in violation of its respective charter or by-laws or (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company, the Guarantor, or any of their respective subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company, the Guarantor, or any of their respective subsidiaries is subject (collectively, “Agreements and Instruments”), except for such violations or defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated herein and in the Time of Sale Information and the Offering Memorandum (including the offering, issuance and sale of the Securities pursuant to this Agreement and the use of the proceeds to the Company from the sale of the Securities as described in the Time of Sale Information and the Offering Memorandum under the caption “Use of Proceeds”) and compliance by the Company with its obligations under the Transaction Documents have been duly authorized by all necessary corporate action and do not and will not (X) whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Guarantor, or any of their respective subsidiaries pursuant to, the Agreements and Instruments (except, with respect to this clause (X) for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not result in a Material Adverse Effect), or (Y) result in any violation of (i) the provisions of the charter or by-laws of the Company, the Guarantor, or any of their respective subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company, the Guarantor, or any of their respective subsidiaries or any of their assets, properties or operations (except, with respect to this clause (Y)(ii), for such violations that would not result in a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Guarantor, or any of their respective subsidiaries.

(q) Absence of Labor Dispute. No labor dispute with the employees of the Company, the Guarantor or any of their respective subsidiaries exists or, to the knowledge of the Company or the Guarantor, is imminent, and the Company and the Guarantor are not aware of any existing or imminent labor disturbance by the employees of any of their or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect.

(r) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company or the Guarantor, threatened, against or affecting the Company or any subsidiary of the Company, which is required to be disclosed in the Time of Sale Information or the Offering Memorandum (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company or the Guarantor of their respective obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company, the Guarantor or any subsidiary of the Company is a party or of which any of their respective property or assets is the subject which are not described in the Time of Sale Information or Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(s) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Time of Sale Information or the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the Exchange Act.

(t) Possession of Intellectual Property. The Company, the Guarantor and their respective subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company, the Guarantor, nor any of their respective subsidiaries has received any written notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of Company, the Guarantor, or any of their respective subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(u) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the Company’s and the Guarantor’s execution, delivery and performance of the Transaction Documents, the issuance and delivery of the Securities or the consummation of the transactions contemplated hereby or by the Time of Sale Information and the Offering Memorandum with respect to the Securities, except (1) as such as have been already obtained or made, (2) with respect to the Exchange Securities, as may be required under the Securities Act, the Securities Act Regulations, the Trust Indenture Act and applicable state securities laws and (3) with respect to the purchase and resale of the Securities by the Initial Purchasers, as may be required under applicable state securities laws.

(v) Absence of Manipulation. Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or result in a violation of Regulation M under the Exchange Act.

(w) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Company, the Guarantor, nor any of their respective subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(x) Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries, including, without limitation, all oil and gas producing properties, and good title to all other properties owned by them, including, without limitation, all assets and facilities used by the Company and its subsidiaries in the production and marketing of oil and gas, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Time of Sale Information and Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Company, the Guarantor, or any of their respective subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which Company, the Guarantor, or any of their respective subsidiaries holds properties described in the Time of Sale Information and the Offering Memorandum, including, without limitation, all oil and gas producing properties of the Company and its subsidiaries and all assets and facilities used by the Company and its subsidiaries in the production and marketing of oil and gas, are in full force and effect, except where such would not have a Material Adverse Effect, and neither the Company, the Guarantor, nor any of their respective subsidiaries has any written notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Company, the Guarantor, or any of their respective subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, except where such would not have a Material Adverse Effect.

(y) Environmental Laws. Except as described in the Time of Sale Information and Offering Memorandum, and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company, the Guarantor, nor any of their respective subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental

Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against Company, the Guarantor, or any of their respective subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting Company, the Guarantor, or any of their respective subsidiaries relating to Hazardous Materials or any Environmental Laws.

(z) Independent Petroleum Engineers. Cawley, Gillespie & Associates, Inc., whose report as of December 31, 2012 is referenced in the Time of Sale Information and the Offering Memorandum, was, as of the date of such report, and is, as of the date hereof, an independent petroleum engineer with respect to the Company and its subsidiaries.

(aa) Accuracy of Reserve Information. The information underlying the estimates of reserves of the Company and its subsidiaries, which was supplied by the Company to Cawley, Gillespie & Associates, Inc. for purposes of auditing the reserve reports and estimates of the Company and preparing the letter (the “Reserve Report Letter”) of Cawley, Gillespie & Associates, Inc., including, without limitation, production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices; other than normal production of the reserves and intervening spot market product price fluctuations described in the Time of Sale Information and the Offering Memorandum, neither the Company nor its subsidiaries is aware of any facts or circumstances that would result in an adverse change in the reserves, or the present value of future net cash flows therefrom, as described in the Time of Sale Information and the Offering Memorandum and as reflected in the Reserve Report Letter, that would reasonably be expected to result in a Material Adverse Effect; estimates of such reserves and present values as described in the Time of Sale Information and the Offering Memorandum and reflected in the Reserve Report Letter comply in all material respects with the applicable requirements of Regulation S-X and Regulation S-K under the Securities Act.

(bb) Oil and Gas Agreements. The participation agreements, joint development agreements, joint operating agreements, farm-out agreements and other agreements described in the Time of Sale Information and Offering Memorandum relating to the Company or its subsidiaries’ rights with respect to the ownership, lease or operation of oil and gas properties, the acquisition of interests in oil and gas properties or the exploration for, development of or production of oil and gas reserves thereon, constitute valid and binding agreements of the Company and its subsidiaries that are parties thereto and, to the best knowledge of the Company, of the other parties thereto, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(cc) Insurance. The Company and each of its subsidiaries maintain insurance covering their properties, operations, personnel and businesses that, in the Company’s reasonable judgment, insures against such losses and risks as are adequate in accordance with customary industry practices to protect the Company and its subsidiaries and their businesses.

(dd) Accounting Controls and Disclosure Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (5) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Time of Sale Information and the Offering Memorandum is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Since the end of the Company’s most recent audited fiscal year, there has been (I) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (II) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(ee) No Unlawful Contributions or Other Payments. Neither the Company, the Guarantor, nor any of their respective subsidiaries nor, to the knowledge of the Company and the Guarantor, any director, officer, agent, employee or affiliate of Company, the Guarantor, or any of their respective subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA.

(ff) No Conflict with Money Laundering Laws. Except as would not reasonably be expected to result in a Material Adverse Effect, the operations of the Company, the Guarantor and their respective subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Company, the Guarantor, or any of their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company and the Guarantor, threatened.

(gg) Sarbanes-Oxley Compliance. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(hh) No Conflict with OFAC Laws. Neither the Company, the Guarantor, nor any of their respective subsidiaries nor, to the knowledge of the Company and the Guarantor, any director, officer, agent, employee or affiliate of Company, the Guarantor, or any of their respective subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(ii) Company Not an “Investment Company”. Neither the Company nor the Guarantor is, and after receipt of payment for the Securities and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Time of Sale Information and the Offering Memorandum will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(jj) No Restrictions on Dividends. The Guarantor is not currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject from paying any dividends to the Company, from making any other distribution on the Guarantor’s shares of capital stock or other ownership interests, from repaying to the Company any loans or advances to the Guarantor from the Company or from transferring any of the Guarantor’s property or assets to the Company, except as described in or contemplated by the Time of Sale Information and the Offering Memorandum. The Securities constitute “senior indebtedness” as such term is defined in any indenture or agreement governing any outstanding subordinated indebtedness of the Company.

(kk) Ratings. Except as otherwise disclosed in the Time of Sale Information, no “nationally recognized statistical rating organization” as such term is defined under Section 3(a)(62) under the Exchange Act has indicated to the Company that it is considering (a) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any negative change in the outlook for any rating of the Company or any securities of the Company.

(ll) Rule 144A Eligibility. On the Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on an automated inter-dealer quotation system; and each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(mm) No Integration. Neither the Company nor any of its “affiliates” (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(nn) No General Solicitation or Directed Selling Efforts. None of the Company or any of its “affiliates” (as defined in Rule 501(b) of Regulation D) or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D other than by means of a Permitted General Solicitation or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S. The sale of the Securities pursuant to Regulation S is not part of a plan or scheme to evade the registration provisions of the Securities Act.

(oo) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) (including Annex E hereto) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the offer and sale of the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(pp) Officer’s Certificates. Any certificate signed by any officer of Company, the Guarantor, or any of their respective subsidiaries delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

(qq) Independent Accountants. The accountants who certified the financial statements and supporting schedules included or incorporated by reference in the Time of Sale Information and the Offering Memorandum are independent public accountants with respect to the Company as required by the Securities Act, the Exchange Act and the Public Accounting Oversight Board.

4. Further Agreements of the Company and the Guarantor. The Company and the Guarantor jointly and severally covenant and agree with each Initial Purchaser that:

(a) Delivery of Copies. The Company will deliver, without charge, to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Representative may reasonably request.

(b) Offering Memorandum Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum, or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy thereof for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Representative reasonably objects.

(c) Additional Written Communications. Before making, preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Company will furnish to the Representative and counsel for the Initial Purchasers a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Representative reasonably objects.

(d) Notice to the Representative. The Company will advise the Representative promptly, and confirm such advice in writing, (i) if there has been an issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation or the Offering Memorandum or the initiation or, to its knowledge, threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Information, any Issuer Written Communication, Permitted General Solicitation or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written Communication, Permitted General Solicitation or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, to obtain as soon as possible the withdrawal thereof.

(e) Time of Sale Information. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare, at the expense of the Company, and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented (including such document to be incorporated by reference therein) will not, in the light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law.

(f) Ongoing Compliance of the Offering Memorandum. If at any time prior to the completion of the initial offering of the Securities (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare, at the expense of the Company, and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law.

(g) Blue Sky Compliance. The Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that neither the Company nor the Guarantor shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h) Clear Market. During a period of 90 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Wells Fargo Securities, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of the Company’s debt securities or any securities convertible into or exercisable or exchangeable for the Company’s debt securities or file any registration statement under the Securities Act with respect to any of the foregoing (other than as contemplated by this Agreement and the Registration Rights Agreement), excluding any borrowings under the Guarantor’s credit agreement, the Securities sold pursuant to this Agreement and any Exchange Securities issuable under the Registration Rights Agreement.

(i) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds.”

(j) Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company and the Guarantor will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(k) DTC. The Company will assist the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through DTC.

(l) No Resales by the Company. The Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(m) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(n) No General Solicitation or Directed Selling Efforts. None of the Company, the Guarantor or any of their respective affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D without the prior written consent of the Representative or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts (within the meaning of Regulation S), and all such persons will comply with the offering restrictions requirement of Regulation S.

(o) No Stabilization. Neither the Company nor the Guarantor will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

5. Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum, (iii) any written communication listed on Annex A or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (v) any written communication relating to or that contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum.

6. Conditions of Initial Purchasers’ Obligations. The obligation of each Initial Purchaser to purchase Securities on the Closing Date as provided herein is subject to the performance by the Company and the Guarantor of their respective covenants and other obligations hereunder and to the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company and the Guarantor contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and the Guarantor and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(b) Reserved.

(c) Officers’ Certificate. At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Time of Sale Information or Offering Memorandum (exclusive of any amendment or supplement thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, the Guarantor and their respective subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the Chief Executive Officer, President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 3 hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) there has been no issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation or the Offering Memorandum, or to prevent the issuance or sale of the Securities or the issuance of the Guarantee, or the initiation or, to their knowledge, threatening of any proceeding for such purposes, and (iv) the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time.

(d) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from Deloitte & Touche LLP a letter dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Time of Sale Information.

(e) Bring-down Comfort Letter. At Closing Time, the Representative shall have received from Deloitte & Touche LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(f) Reserve Engineer Letters. At the Closing Time, the Initial Purchasers shall have received from Cawley, Gillespie & Associates, Inc., a letter, in form and substance reasonably satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof covering the matters described in Annex F.

(g) Opinion of Counsel for Company. At Closing Time, the Representative shall have received the favorable opinion, dated as of Closing Time, in form and substance reasonably satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, of each of (i) Foley & Lardner LLP, counsel for the Company; and (ii) Bruce R. DeBoer, Vice President, General Counsel and Corporate Secretary of the Company.

(h) Letter from Counsel for Company. At Closing Time, the Representative shall have received a letter, dated as of Closing Time, in form and substance reasonably satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, of Foley & Lardner LLP, counsel for the Company.

(i) Opinion of Counsel for Initial Purchasers. At Closing Time, the Representative shall have received the favorable opinion, dated as of Closing Time, of Vinson & Elkins L.L.P., counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers in a form and substance satisfactory to, and addressed to, the Initial Purchasers, with respect to the issuance and sale of the Notes, the Exchange Notes, the Registration Rights Agreement, the Time of Sale Information and the Offering Memorandum and other related matters as the Representative may reasonably require.

(j) Form of Securities and Indenture. The Securities and the Indenture shall be executed by the Company, or the Guarantor, as the case may be, in form and substance reasonably satisfactory to the Representative and the Trustee.

(k) Registration Rights Agreement. The Representative shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company and the Guarantor.

(l) DTC. The Securities shall be eligible for clearance and settlement through DTC.

(m) Additional Documents. On or prior to the Closing Date, the Company and the Guarantor shall have furnished to the Representative such further certificates and documents as the Representative may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time at or prior to Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 11 and except that Sections 3, 7, and 13 shall survive any such termination and remain in full force and effect.

7. Indemnification and Contribution.

(a) Indemnification of the Initial Purchasers. The Company and Guarantor jointly and severally agree to indemnify and hold harmless each Initial Purchaser, it directors, its officers, its affiliates, as such term is defined in Rule 501(b) under the Securities Act (each, an “Affiliate”) and each person, if any, who controls (within the meaning of Section 15 of the

Securities Act or Section 20 of the Exchange Act) such Initial Purchaser, and the successors and assigns of all the foregoing persons, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, Recorded Road Show, any Permitted General Solicitation or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in paragraph (b) below.

(b) Indemnification of the Company and the Guarantor. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company and the Guarantor, each of their respective directors and officers and each person, if any, who controls the Company or the Guarantor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following: the information contained in the third and fourth sentences of the tenth paragraph and the thirteenth paragraph, respectively, under the caption “Plan of Distribution” in the Preliminary Offering Memorandum and the Offering Memorandum.

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified

Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the reasonably incurred fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, agents, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by the Representative and any such separate firm for the Company, the Guarantor, their respective directors and officers and any control persons of the Company and the Guarantor shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability in accordance with Section 7(a) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph (c), the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (1) such settlement is entered into more than 45 days after receipt by such Indemnifying Person of the request, (2) such Indemnifying Person shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (3) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person (which shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantor on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantor on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities. The relative fault of the Company and the Guarantor on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Company, the Guarantor and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

8. Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

9. Termination.

(a) The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Preliminary Offering Memorandum (exclusive of any amendment or supplement thereto subsequent to the date of this Agreement) or the Time of Sale Information, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, the Guarantor and their respective subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred after the date hereof and prior to the Closing Time any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the reasonable judgment of the Representative, impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, or (iv) if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either federal or New York authorities.

(b) If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 11 hereof, and provided further that Section 3, 7 and 19 shall survive such termination and remain in full force and effect.

10. Defaulting Initial Purchaser.

(a) If, on the Closing Date, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed 10% of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds 10% of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company or the Guarantor, except that the Company and each of the Guarantor will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company, the Guarantor or any non-defaulting Initial Purchaser for damages caused by its default.

11. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company and the Guarantor jointly and severally agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any transfer fees or taxes payable in that connection; (ii) the costs incident to the preparation, printing of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication, any Permitted General Solicitation and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s and the Guarantor’s counsel, the independent accountants and reserve engineers; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representative may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers;

provided that such counsel fees do not exceed $5,000); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, FINRA, and the approval of the Securities for book-entry transfer by DTC; and (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show. It is understood, however, that, except as provided in Section 7, Section 9 and Section 11 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees and expenses of their counsel.

(b) If this Agreement is terminated by the Representative in accordance with the provisions of Section 6 or Section 9(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, up to $200,000, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, agents, officers and directors of each Initial Purchaser referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, the Guarantor and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company, the Guarantor or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company, the Guarantor or the Initial Purchasers.

14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) except where otherwise expressly provided, the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (d) the term “written communication” has the meaning set forth in Rule 405 under the Securities Act.

15. USA Patriot Act. The Company and the Guarantor acknowledge that, in accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

16. Miscellaneous.

(a) Authority of the Representative. Any action by the Initial Purchasers hereunder may be taken by Wells Fargo Securities, LLC on behalf of the Initial Purchasers, and any such action taken by Wells Fargo Securities, LLC shall be binding upon the Initial Purchasers.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Representative c/o Wells Fargo Securities, LLC, 375 Park Avenue, New York, New York 10152 (fax: (212) 214-5918); Attention: Transaction Management Department. Notices to the Company and the Guarantor shall be given to them at Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300; ATTN: James J. Volker.

(c) Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature pages to follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

WHITING PETROLEUM CORPORATION

By	/s/ James J. Volker
Name:	James J. Volker
Title:	Chairman and Chief Executive Officer

GUARANTOR:

WHITING OIL AND GAS CORPORATION

By:	/s/ James J. Volker
Name:	James J. Volker
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AGREEMENT

CONFIRMED AND ACCEPTED,

as of the date first above written:

WELLS FARGO SECURITIES, LLC

On behalf of itself and each of the several

Initial Purchasers listed in Schedule 1

hereto.

By:	/s/ Rob Johnson
Authorized Signatory

SIGNATURE PAGE TO PURCHASE AGREEMENT

Schedule 1

Name of Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$94,000,000
J.P. Morgan Securities LLC	94,000,000
Merrill Lynch Pierce Fenner & Smith Incorporated	60,000,000
BBVA Securities Inc.	16,000,000
SunTrust Robinson Humphrey, Inc.	16,000,000
U.S. Bancorp Investments, Inc.	16,000,000
Capital One Securities, Inc.	12,000,000
CIBC World Markets Corp.	12,000,000
RBC Capital Markets, LLC	12,000,000
Mitsubishi UFJ Securities (USA), Inc.	12,000,000
KeyBanc Capital Markets Inc.	8,000,000
RB International Markets (USA) LLC	8,000,000
Scotia Capital (USA) Inc.	8,000,000
Santander Investment Securities Inc.	8,000,000
Barclays Capital Inc.	4,000,000
BOSC, Inc.	4,000,000
Comerica Securities, Inc.	4,000,000
Fifth Third Securities, Inc.	4,000,000
Morgan Stanley & Co. LLC	4,000,000
Raymond James & Associates, Inc.	4,000,000

Total	$400,000,000

Schedule 1

ANNEX A

a.	Additional Time of Sale Information

1. Term sheet containing the terms of the Securities, substantially in the form of Annex B.

b.	Permitted General Solicitation

1. Press release issued on September 23, 2013, substantially in the form of Annex C hereto.

2. Press release issued on September 23, 2013, substantially in the form of Annex D hereto.

Annex A-1

ANNEX B

Pricing Term Sheet dated September 23, 2013

to Preliminary Offering Memorandum dated September 23, 2013

(the “Preliminary Offering Memorandum”)

$400,000,000

Whiting Petroleum Corporation

5.750% Senior Notes due 2021

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Capitalized terms used below have the meanings given to them in the Preliminary Offering Memorandum.

The information in this Pricing Term Sheet supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

Issuer:	Whiting Petroleum Corporation, a Delaware corporation (“WLL”)

Guarantor:	Whiting Oil and Gas Corporation, a Delaware corporation

Title of Securities:

5.750% Senior Notes due 2021 (the “Notes”)

The Notes will have the same terms, other than with respect to the registration rights and restrictions on transfer referred to in the Preliminary Offering Memorandum, as the $800.0 million aggregate principal amount of 5.750% Senior Notes due 2021 (the “Original Notes”) that WLL issued on September 12, 2013, but will be issued as a separate class of securities and will therefore not be fungible with the Original Notes, unless and until such time as they are exchanged for additional Original Notes pursuant to the terms of the registration rights agreement described in the Preliminary Offering Memorandum.

Distribution:	144A and Regulation S with registration rights as set forth in the Preliminary Offering Memorandum

Principal Amount:	$400,000,000

Net Proceeds After Expenses, Excluding Accrued Interest:	$399,263,000

Annex B-1

Issue Price:	101.000% of face amount, plus accrued interest from September 12, 2013

Coupon:	5.750%

Interest Payment Dates:	September 15 and March 15, commencing March 15, 2014

Date of Maturity:	March 15, 2021

Yield to Worst:	5.580%

Optional Redemption:	Make-whole call @ Treasury + 50 bps prior to December 15, 2020, then 100%

Change of Control:	Put @ 101% of principal plus accrued interest

CUSIP:	144A: 966387 AJ1 Reg S: U9650F AC1

ISIN:	144A: US966387AJ12 Reg S: USU9650FAC15

Trade Date:	September 23, 2013

Settlement Date:	September 26, 2013 (T + 3)

Joint Book-Running Managers:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:

BBVA Securities Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Capital One Securities, Inc.

CIBC World Markets Corp.

RBC Capital Markets, LLC

Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:

KeyBanc Capital Markets Inc.

RB International Markets (USA) LLC

Scotia Capital (USA) Inc.

Santander Investment Securities Inc.

Barclays Capital Inc. BOSC, Inc.

Comerica Securities, Inc.

Fifth Third Securities, Inc.

Morgan Stanley & Co. LLC

Raymond James & Associates, Inc.

Annex B-2

All information (including financial information) presented in the Preliminary Offering Memorandum is deemed to have changed to the extent affected by the changes described herein.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these Notes or the offering. Please refer to the Preliminary Offering Memorandum for a complete description.

This communication is being distributed in the United States solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, and outside the United States solely to Non-U.S. persons as defined in Regulation S under the Securities Act.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Annex B-3

ANNEX C

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation to Offer $400 Million Aggregate Principal Amount of Senior Notes Due 2021 in a Private Placement

DENVER – September 23, 2013 – Whiting Petroleum Corporation (NYSE: WLL) announced today that it intends to sell $400 million aggregate principal amount of 5.750% senior notes due 2021 in a private placement to eligible purchasers. The notes will be unsecured and unconditionally guaranteed by Whiting’s wholly-owned subsidiary, Whiting Oil and Gas Corporation.

Whiting expects to use the net proceeds from the sale of the notes for general corporate purposes including capital expenditures.

These notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Annex C-1

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain, Permian Basin, Mid-Continent, Michigan and Gulf Coast regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery field in Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil, natural gas liquids or natural gas prices; our level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development activities; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties, including the properties subject to the Williston Basin acquisition; our ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in

Annex C-2

which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our final prospectus supplement dated September 9, 2013. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Annex C-3

ANNEX D

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Pricing of $400 Million of Senior Notes Due 2021

DENVER – September 23, 2013 – Whiting Petroleum Corporation (NYSE: WLL) today announced that it has priced $400 million aggregate principal amount of 5.750% senior notes due 2021 in a private placement to eligible purchasers. The notes were priced at a premium of 101.000% of par. The notes will be unsecured and unconditionally guaranteed by Whiting’s wholly-owned subsidiary, Whiting Oil and Gas Corporation. The private placement is expected to close on September 26, 2013.

Whiting expects to use the net proceeds from the sale of the notes for general corporate purposes including capital expenditures.

These notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Annex D-1

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain, Permian Basin, Mid-Continent, Michigan and Gulf Coast regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery field in Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil, natural gas liquids or natural gas prices; our level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development activities; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties, including the properties subject to the Williston Basin acquisition; our ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in

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which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our final prospectus supplement dated September 9, 2013. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

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ANNEX E

Restrictions on Offers and Sales Outside the United States

In connection with offers and sales of the Securities outside the United States:

(a) Each Initial Purchaser acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

(b) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) Such Initial Purchaser has offered and sold the Securities, and will offer and sell the Securities, (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, only in accordance with Regulation S under the Securities Act (“Regulation S”) or Rule 144A or any other available exemption from registration under the Securities Act.

(ii) None of such Initial Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.

(iii) At or prior to the confirmation of sale of any Securities sold in reliance on Regulation S, such Initial Purchaser will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of original issuance of the Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

(iv) Such Initial Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

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Terms used in paragraph (a) and this paragraph (b) and not otherwise defined in this Agreement have the meanings given to them by Regulation S.

(c) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

(d) Each Initial Purchaser acknowledges that no action has been or will be taken by the Company that would permit a public offering of the Securities, or possession or distribution of any of the Time of Sale Information, the Offering Memorandum, any Issuer Written Communication or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required.

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ANNEX F

FORM OF RESERVE LETTER

TO BE DELIVERED PURSUANT TO

SECTION 5(i)

This letter, which is written at the request of Whiting Petroleum Corporation (the “Company”), is being delivered to the Initial Purchasers pursuant to the terms of a purchase agreement between the Company and the Initial Purchasers relating to the offering of $400,000,000 aggregate principal amount of the Company’s 5.750% senior notes due 2021, which are being offered by the Company pursuant to the offering memorandum dated September 23, 2013 (the “Offering Memorandum”).

Our report letter dated as of January 11, 2013 to the Company presented our estimates of Proved Reserves, Probable Reserves, Possible Reserves and Future Net Revenues (including discounted values thereof) attributable to interests of the Company as of December 31, 2012 (the “2012 Report”). In addition, we also delivered previous reports to the Company for the year ended December 31, 2010 and 2011 (the “Previous Reports”). The 2012 Report and the Previous Reports are collectively referred to in this letter as the “Reports”.

In connection with the foregoing, we hereby inform you as follows:

1.	As of the date of this letter and as of the date of the Reports, we are and were independent reserve engineers with respect to the Company as provided in the standards pertaining to the estimating and auditing of oil and gas reserve information promulgated by the Securities and Exchange Commission (the “SEC”). Neither we, nor to our knowledge, any of our employees, officers or directors, own interests in the oil and gas properties included in the Reports. We have not been employed by the Company on a contingent basis.

2.	All terms used in this letter, where applicable, conform to the definitions set forth in Rule 4-10 of Regulation S-X promulgated by the SEC.

3.	The estimates of the Company’s Proved Reserves, Probable Reserves, Possible Reserves, Future Net Revenues and the discounted values of Future Net Revenues contained in the Reports, and the computations made in connection therewith, were, unless otherwise stated, made in accordance with the provisions of Rule 4-10 of Regulation S-X promulgated by the SEC and have been prepared in a manner consistent and in compliance with the standards and definitions pertaining to the estimating and auditing of oil and gas reserve information promulgated by the SEC.

4.	The engineering projections included in the 2012 Report were based on the latest available production data, the majority through November 2012. Although we were not requested to review subsequent data concerning either the performance of the wells or field operations, no additional information has been brought to our attention that would lead us to believe that there would be a material change in the estimated Proved Reserves, Probable Reserves, Possible Reserves, or Future Net Revenues attributable to the Company’s interests reflected in the 2012 Report.

5.	You may rely upon our Reports in the same manner as if such report were addressed to you.

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We hereby consent to the references to our firm and the use of the Reports as set forth in the Offering Memorandum.

This letter is solely for the information of the addressees and to assist the addressees in documenting their investigations in connection with the offering of the securities covered by the Offering Memorandum.

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